As filed with the Securities and Exchange Commission on December __, 2015.
Registration No. 333-208050

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
AMENDMENT NO. 3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Medico International Inc.
(Exact name of registrant as specified in its charter)

Nevada	8052	37-1793037
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2885 Sanford Ave SW #35726
Grandville, MI 49418
Telephone: (602) 320-4899
Email: smilecentral22@gmail.com
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

 INCSMART.BIZ, INC.
4264 Lady Burton Street
Las Vegas, Nevada 89129
(888) 681-9777
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	700,000	$1.00	$700,000.00	70.49

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

700,000 Shares
Common Stock

MEDICO INTERNATIONAL INC.
This is the initial public offering of our common stock. We are offering all of the shares offered by this prospectus. We are offering the shares at a price of $1.00 per share.

This prospectus relates to our offering of 700,000 new shares of our common stock at a fixed offering price of $1.00 per share. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares. We have not made any arrangements to place funds raised in this offering in an escrow, trust or similar account. Any investor who purchases shares in this offering will have no assurance that other purchasers will invest in this offering. Accordingly, if we file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.

The offering is being conducted on a self-underwritten, best efforts basis, which means our officers and directors will attempt to sell the shares with no commission or other remuneration payable to them for any shares they may sell.

Investors should be aware that an investment in our company is risky and that investors could lose their entire investment in our company.

There is no established public market for our common stock, and the offering price has been arbitrarily determined. Our common stock is not currently listed or quoted on any quotation service. Although we intend to apply for quotation on the OTCBB or OTCQB through a market maker, there can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop. Moreover, in order to apply for quotation on OTCBB or OTCQB, we need to use the services of a market maker to submit the application on our behalf. Currently, we have not made arrangements with any market maker to do so and thus the process for our stock being quoted could be possibly be delayed while we attempt to find a market maker that is willing to submit an application on our behalf. We cannot estimate how long it will take to find a market maker to submit our application.

This offering will be open until the earlier of: (i) the maximum amount of shares have been sold; or (ii) nine months from the date of effectiveness of this registration statement of which this prospectus forms a part. We retain the right to extend the offering period beyond nine months. We retain the right to close the offering at any time and there is no minimum offering required for this offering to close.
We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 9 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$ 1.00	$ 700,000.00
Proceeds to us	$ 1.00	$ 700,000.00

We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus or any free writing prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

For investors outside the United States: we have not taken any action to permit a public offering of the shares of our common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

DEALER PROSPECTUS DELIVERY OBLIGATION

Through and including [__________________], 2015 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TERMS USED IN THIS PROSPECTUS

Unless the context otherwise requires, in this prospectus, the terms “Medico International Inc.” the “Company,” “we,” “us” and “our” refer to Medico International Inc. and its consolidated subsidiaries as a combined entity.

TRADEMARKS AND TRADE NAMES

This prospectus contains some of our trademarks and trade names. All other trademarks or trade names of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are sometimes referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data described or referred to throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.
Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

Prospectus summary

The following summary highlights information appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully. In particular, you should read the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See “Information Regarding Forward-Looking Statements.”

OVERVIEW

Medico International Inc., a Nevada corporation (“Medico”) was formed by the owners and principals of Smile More Holdings Pte. Ltd., a Singaporean corporation (“Smile Central”), for the purpose acting as the holding company for Smile Central and penetrating the U.S. financial markets. Smile Central owns five (5) dental clinics operating in Singapore. Smile Central’s operations were launched in January 2014 with three (3) clinics and in 2015 an additional two (2) clinics were opened. Smile Central plans to continue to expand its operations and create additional clinics in Singapore.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. These provisions include:

☐	reduced disclosure about our executive compensation arrangements;

☐	exemption from the requirement to have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley;

☐
exemption from the requirement to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

☐	no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and

☐	reduced disclosure of financial information in this prospectus, including only two years of audited financial information and two years of selected financial information.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company as of December 31 of a particular year:

☐	if we had gross revenue of $1.0 billion or more in such year;

☐	if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of June 30 in such year;

☐	if at any point in such year, we would have issued more than $1.0 billion of non-convertible debt during the three-year period prior thereto; or

☐	on the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

CORPORATE INFORMATION

We were originally organized as a corporation in the State of Nevada on September 18 2015, and on  September 19, 2015, we acquired all of the issued and outstanding shares of Smile More Holdings Pte Ltd., a Singapore corporation (“Smile Central”), which owns and operates five (5) dental clinics in Singapore. Smile Central was owned by two Singaporean corporations. We issued a total of three million (3,000,000) shares of our common stock to the two (2) owners of Smile Central in exchange for all of the shares of Smile Central. One of the Singaporean corporations that was an owner of Smile Central is owned 100% by our Mr. Liew Min Hin, our Chief Financial Officer and one of the members of our Board of Directors.

The Offering

Common stock offered by us	700,000 shares.

Common stock outstanding after giving effect to this offering	3,700,000 shares.

Use of proceeds	We estimate that the net proceeds from this offering will be $700,000, assuming we sell all of the offered shares of 700,000 at our stated fixed price of $1.00 per share.

We intend to use the net proceeds from this offering to repay approximately USD$425,000 of debt and $275,000 for working capital and potential expansion.

See “Use of Proceeds” for more information on how we intend to use the net proceeds from this offering.

Risk factors
You should carefully read and consider the information set forth under “Risk Factors” beginning on page 7 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

Listing	We intend to list the common stock on OTCQB under the symbol “MOTL.” There is however no assurance that such ticker symbol will be available at that time.

Dividend policy
We currently do not intend to pay dividends following this offering. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant. See “Dividend Policy.”

Summary Financial Data

The following table summarizes certain of our financial data. We derived the summary statement of operations data for the year ended December 31, 2014 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the summary statement of operations data for the nine (9) months ended September 30, 2015 and 2014 and the summary consolidated balance sheet data as of June 30, 2015 from our unaudited condensed combined financial statements included elsewhere in this prospectus. We have prepared the unaudited condensed  combined financial statements on the same basis as our audited  combined financial statements and, in our opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for future interim periods or for the full year. Additionally, historical results are not necessarily indicative of the results expected for any future period.

You should read the summary consolidated financial data below together with our consolidated financial statements included elsewhere in this prospectus including the related notes thereto appearing elsewhere in this prospectus, as well as “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

Summary Financial Information

	As of December 31, 2014	As of September 30, 2015
Balance Sheet Data
Current Assets	$479,632	850,434
Total Assets	$947,597	1,853,630
Total Liabilities	$1,093,274	1,900,655
Total Stockholder’s Deficit	$(145,677)	(47,025)

Statement of Operations	January 20, 2014 (Inception) to September 30, 2014	For the nine months ended September 30, 2015
Revenue	$1,286,754	$3,463,009
Income (Loss) Before Income Taxes	$(82,528)	$19,315

Risk factors
Any investment in our common stock involves a high degree of risk, including the risks described below. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Information Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR BUSINESS AND OUR FINANCIAL CONDITION
We have a history of losses and may never be profitable.

We have an accumulated deficit totaling $(146,584), as of December 31, 2014, totaling  $(127,269) as of  September 30, 2015 and we are not profitable. To date our operations have not generated sufficient operating cash flows to pay for the expenses we incur on a current basis. We may not be able to successfully keep or grow our businesses or achieve profitability from our operations in the near future or at all.

Among other things, our ability to achieve sustainable profitability is dependent on:

•	Successful marketing and sale of our dental services and plan;
•	Our ability to acquire or open additional dental practices and operate them profitably;
•	Our ability to develop additional services and plans to serve dentists and their patients.

There can be no assurance that we will achieve sustainable profitability.
Our cash reserves are not sufficient to pay the amounts owing on outstanding obligations.
At December 31, 2014, we had $990,588 in current liabilities and working capital deficit of $510,956. We do not have sufficient reserves to pay the amounts owing. As a result, no assurance can be given that the Company will have the resources to repay any or all of its current obligations. The failure of the Company to pay its obligations will have a material adverse effect on the Company, including the possibility of the Company ceasing to conduct operations.

Our net revenue may be adversely affected by changes in the government Medisave program and the Community Health Assist Scheme program or CHAS.
Our clinics are largely dependent upon reimbursements from the Singapore government insurance reimbursement programs known as Medisave and CHAS. The government of Singapore could at any time act to reduce Medisave and/or CHAS reimbursement rates in response to budgetary shortfalls. These reductions would generally are passed on to our practices and negatively affect our revenue and operating results.
Qualification to be able to participate in the Medisave and CHAS reimbursement programs can take up to three (3) months and limits our ability to open new clinics.
Part of our plan to become profitable includes opening additional dental clinics in Singapore. Our ability to quickly open clinics in a desirable location can be hindered by the amount of time that it takes for a new clinic to become qualified by the government to participate in the Medisave and CHAS reimbursement programs, which can take up to three (3) months. This type of delay could give other competing, established dental practices an advantage over us and impede our ability to enter into a given market.

RISKS RELATED TO REGULATORY MATTERS

Our clinics are subject to extensive laws and regulations. If we fail to comply with existing or new laws or regulations, we could suffer civil penalties.
The practice of dentistry is highly regulated. Our operations are subject to extensive laws, regulations, licensing requirements and guidelines set by the Ministry of Health (“MOH”) and the Singapore Dental Council (“SDC”), including regulations pertaining to our operations, the qualifications and conduct of clinical personnel, billing and reimbursement and the privacy and security of protected health information. Although we strive to maintain a legally-compliant business, our operations may not be in compliance with certain laws or regulations, as written or as may be interpreted. Failure to comply with laws and regulations may cause us to incur civil penalties, fines, shutting down of a clinic, revocation of dentist practicing certificate. This would significantly limit our ability to operate our business. In addition, we could be excluded from participating in the Medisave and CHAS reimbursement programs.

Guidelines set by MOH can be changed at the MOH’s discretion, which could result in significant cost and potentially loss of time to service patients.

Most of our equipment is subject to guidelines set by the MOH regarding minimum requirements, which can change at the MOH’s discretion. In the event that the MOH’s guidelines are revised, we may be required to replace expensive equipment with new equipment, which would represent a significant new expense incurred by each of our clinics. These changes could occur at any time.
Our business operations could be interrupted by problems with our information systems.

Our business is dependent on information systems for operational processes, financial information and our billing operations. Our information system could be vulnerable to damage or interruption from computer viruses, human error, natural disasters, tele-communications failures, intentional acts of vandalism and similar events. A significant or prolonged interruption in our computer network, data center or software applications could have a material adverse effect on our business, financial condition and results of operations.
A catastrophic event may significantly limit our ability to conduct business as normal.

We operate a complex, geographically dispersed business. Disruption or failure of networks or systems, or injury or damage to personnel or physical infrastructure, caused by a natural disaster, public health crisis, terrorism, cyber attack or other catastrophic event may significantly limit our ability and that of the affiliated practices to conduct business as normal, including our ability to communicate and transact with the affiliated practices, as well as with suppliers and vendors, and the ability of the affiliated practices to provide dental care to patients. We are not be adequately insured for losses and disruptions caused by catastrophic events, and we may not have a sufficiently comprehensive enterprise-wide disaster recovery plan in place.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK
An active trading market for our common stock may not develop, and you may not be able to resell your shares of our common stock at or above the initial public offering price.
Prior to this offering, there has been no public market for shares of our common stock. Although we anticipate our common stock being approved for listing on OTCQB, an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price of our common stock was arbitrarily determined by our Chief Executive Officer. This initial public offering price may not be indicative of the market price of our common stock after this offering. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the initial public offering price or at the time that they would like to sell.

The market price for our common stock will likely be volatile because of several factors, including a limited public float.

The market price of our common stock is likely to be highly volatile because there has been no public trading market for our stock. If our stock is approved for trading on the OTCQB, of which there is no guarantee, we will most likely have limited float, which causes trades of small blocks of stock to have a significant impact on our stock price. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.
Other factors that could cause such volatility may include, among other things:

●	potential investigations, proceedings or litigation that involves or affects us;
●	risks related to failure to obtain adequate financing on a timely basis and on acceptable terms for our planned expansion;
●	actual or anticipated fluctuations in our operating results;
●	overall stock market fluctuations;
●	our ability to raise capital when we require it, and to raise such capital on favorable terms;
●	conditions or trends in the industry;
●	changes in market valuations of other similar companies;
●	announcements by us or our competitors of expansion of clinics;
●	future sales of common stock;
●	actions initiated by the SEC or other regulatory bodies;
●	departure of key personnel or failure to hire key personnel; and
●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

Assuming we are approved for listing on OTCQB, the trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
Our management has broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Although we currently intend to use the net proceeds from this offering in the manner described in the section entitled “Use of Proceeds,” our management will have broad discretion in the application of the balance of the net proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the commercialization of any of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
Even if there is no immediate need for capital, we may choose to issue debt or shares of our common stock in the future and such issuances, if any, could have a dilutive effect on your investment.
We may choose to issue debt or shares of our common stock for investment, acquisition or other business purposes. Even if there is not an immediate need for capital, we may choose to issue securities to sell in public or private equity markets if and when conditions are favorable. Raising funds by issuing securities would dilute the ownership interests of our existing stockholders. Additionally, certain types of equity securities we may issue in the future could have rights, preferences or privileges senior to the rights of existing holders of our common stock.
We cannot assure you that we will declare dividends or have the available cash to make dividend payments, and as a result you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
Although we do not currently intend to pay dividends, to the extent we decide in the future to pay dividends on our common stock, we will pay such dividends at such times and in such amounts as the board of directors determines appropriate and in accordance with applicable law. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. There can be no assurance that we will pay dividends going forward or as to the amount of such dividends. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

We are a holding company that depends on cash flow from our wholly owned subsidiary to meet our obligations, and any inability of our subsidiary to pay us dividends or make other payments to us when needed could disrupt or have a negative impact on our business.
We are a holding company with no business operations of our own. Our only significant assets are the outstanding capital stock of our subsidiary, Smile Central, which will conduct all of our operations and own all of our operating assets. Accordingly, our ability to pay our obligations is dependent upon dividends and other distributions from our subsidiary to us. The ability of our subsidiary to pay dividends or make other payments or distributions to us will depend on its respective operating results, and the terms of our [current and] future financing agreements, which may preclude dividends, distributions or other payments.
In addition, because we are a holding company, claims of our security holders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our subsidiary. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our subsidiary will be able to satisfy the claims of our security holders only after all of our and our subsidiary’s liabilities and obligations have been paid in full.
Anti-takeover provisions under Nevada law could discourage, delay or prevent a change in control of the Company and may affect the trading price of our common stock.
We are a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes may discourage, delay or prevent a third party from acquiring our company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.
Our common stock is and will be subordinate to all of our existing and future indebtedness.
Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our existing and future indebtedness and other liabilities. Additionally, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors.

The Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.
FINRA has adopted rules that require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

RISKS RELATED TO AN EMERGING GROWTH COMPANY
We will face new challenges, increased costs and administrative responsibilities as a public company, particularly after we are no longer an “emerging growth company.”

As a publicly traded company with listed equity securities, we will need to comply with certain laws, regulations and requirements, including certain provisions of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, certain regulations of the Securities and Exchange Commission, or SEC, and certain of the OTCQB listing rules applicable to public companies. Complying with these statutes, regulations and requirements will occupy a significant amount of the time of our board of directors and management and will significantly increase our costs and expenses.

We will need to:

☐	institute a more comprehensive compliance framework;

☐
update, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of Sarbanes-Oxley and the related rules and regulations of the SEC;

☐	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

☐	revise our existing internal policies, such as those relating to disclosure controls and procedures and insider trading;

☐	comply with SEC rules and guidelines including a requirement to provide our consolidated financial statements in interactive data format using eXtensible Business Reporting Language;

☐	involve and retain to a greater degree outside counsel and accountants in the above activities; and

☐	enhance our investor relations function.
However, for as long as we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, we are permitted to, and intend to, take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We will remain an emerging growth company for up to five years, although we would cease to be an emerging growth company as of December 31 of a particular year (i) if we had gross revenue of $1 billion or more in such year, (ii) if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 in such year, (iii) if at any point in such year, we would have issued more than $1 billion of non-convertible debt during the three-year period prior thereto or (iv) on the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws. For so long as we remain an emerging growth company, we will not be required to:

☐	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley;

☐
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

☐
submit certain executive compensation matters to shareholder advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

☐
include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, or Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.

Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act. In addition, we also expect that being a public company subject to these rules and regulations will make it more expensive for us to maintain adequate director and officer liability insurance. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.
Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and share price.
As a publicly traded company, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of Sarbanes-Oxley, which will require, beginning with the filing of our second annual report with the SEC, annual management assessments of the effectiveness of our internal control over financial reporting. However, as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. During the course of our testing, we may identify material weaknesses that we may not be able to remediate in time to meet our deadline for compliance with Section 404.
Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. We also expect the regulations to increase our legal and financial compliance costs, make it more difficult to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee, and make some activities more difficult, time-consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 and, when applicable to us, our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If we conclude that our internal control over financial reporting is not effective, it could have a material adverse effect on our financial condition, results of operations and market for our common stock, and could subject us to regulatory scrutiny.

Information regarding forward-looking statements
This prospectus contains “forward-looking statements.” These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements included in this prospectus include statements regarding:

☐	our ability to successfully compete in the markets in which we participate;

☐	the condition of our facilities and equipment and the ability of both to operate at or above present levels;

☐	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

☐	the anticipated market opportunities, including ability to gain market share, for our services and planned services;

☐	our use of the proceeds from this offering;

☐	the expected increase in costs associated with maintaining compliance with requirements of being a public company;

☐	our beliefs regarding our internal controls with respect to the preparation of our financial statements; and

☐	our expectations regarding the impact of new accounting pronouncements.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

☐	our ability to effectively compete in our markets;

☐	the loss of our Chief Executive Officer and other members of our senior management team;

☐	lack of development of an active trading market for our common stock;

☐	the effect on our stock price of fluctuations in our financial results;

☐	our broad discretion in the use of the net proceeds from this offering;

Many of these risks are discussed in greater detail under the heading “Risk Factors” in this prospectus. Each of the forward-looking statements included in this prospectus speak only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement was made.

Use of Proceeds

We estimate that the net proceeds from this offering will be $700,000, assuming we sell all 700,000 shares of our common stock under this offering at an initial public offering price of $1.00 per share.
The principal purposes of this offering are to (a) repay our existing debt; and (b) obtain additional capital to support our operations and planned expansion. We intend to use the net proceeds of this offering as follows:

Sale of 100% of the Offered Shares

Approximately USD$175,000 to build two (2) additional clinics in Singapore;
Approximately USD$425,000 to repay existing debt used to expand our operations from three (3) clinics to five (5) clinics; and
The remaining $100,000 for working capital and other general corporate purposes.
We believe that these amounts will be sufficient to fully fund the expansion of two (2) additional clinics.

Sale of 75% of the Offered Shares

If we sell only seventy-five percent (75%) of the shares offered hereunder, resulting in proceeds of $525,000, we intend to use the net proceeds as follows:
Approximately USD$175,000 to build two (2) additional clinics in Singapore;
Approximately USD$250,000 to repay existing debt.
The remaining $100,000 for working capital and other general corporate purposes.

Sale of 50% of the Offered Shares

If we sell only fifty percent (50%) of the shares offered hereunder, resulting in proceeds of $350,000, we intend to use the net proceeds as follows:
Approximately USD$175,000 to build two (2) additional clinics in Singapore;
Approximately USD$75,000 to repay existing debt.
The remaining $100,000 for working capital and other general corporate purposes.
Our expected use of proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the progress, cost and results of our planned operations, and opening of new clinics and expanding our services. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

In the event we do not sell the entire offering and as a result delay the repayment of our existing debt, we do not believe that such delay will have any impact on our business due to the following factors:
-	the debt is in the form of advances received and therefore no interest is accruing thereon;
-	the advances were received from related parties and there are no formal agreements regarding repayment;
-	these related parties have indicated that they are willing to forego any repayment or payment arrangements until the Company is financially able to start making payments.

Dividend policy

We have no current plans to pay dividends on our common stock. Our future dividend policy will depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our board of directors. In addition, any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant.
We were incorporated on September 18, 2015 and have not declared or paid any dividends on our common stock.

Capitalization

The following table sets forth our capitalization as of September 30, 2015 on:

☐	an actual basis;

☐	a pro forma as-adjusted basis after giving effect to the sale of 700,000 shares of common stock by us in this offering at an assumed initial public offering price of $1.00 per share.

You should read this table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	September 30, 2015
	Actual	Adjustments	As Adjusted
	(Unaudited)	(Unaudited)	(Unaudited)

Cash and cash equivalents	$438,797	609,429	$1,048,226
Stockholders’ equity
Common stock, $0.001 par value; 500,000,000 shares authorized, 3,000,000 shares issued and outstanding, actual; 3,700,000 shares issued and outstanding, as adjusted	3,000	700	3,700
Additional paid-in capital	69,257	699,300	768,557
Accumulated other comprehensive loss	7,987		7,987
Accumulated deficit	(127,269)		(127,269)
Total stockholders’ equity	(47,025)		652,975
Total capitalization	$(47,025)		$652,975

Dilution

If you invest in shares of our common stock in this offering, your investment will be immediately diluted to the extent of the difference between the initial public offering price per share of common stock and the net tangible book value per share of common stock after this offering.

Dilution results from the fact that the per share offering price of the shares of common stock is substantially in excess of the net tangible book value per share attributable to the shares of common stock held by existing owners.

Our net tangible book value as of September 30, 2015 was $(47,025), or $(0.0157) per share of common stock. We calculate net tangible book value per share by taking the amount of our total assets, reduced by the amount of our total liabilities and redeemable convertible preferred stock, and then dividing that amount by the number of shares of common stock outstanding.

After giving effect to our sale of the shares in this offering at the initial public offering price of $1.00 per share, our net tangible book value as of September 30, 2015 would have been $562,404, or $ per share of common stock. This represents an immediate increase in net tangible book value of $0.17 per share of common stock to our existing owners and an immediate and substantial dilution in net tangible book value of $0.85 per share of common stock to investors in this offering at the assumed initial public offering price.

The following unaudited table illustrates this dilution on a per share of common stock basis assuming the underwriters do not exercise their option to purchase additional shares of common stock:

Assumed initial public offering price per share of common stock	$1.00
Net tangible book value per share of common stock as of September 30, 2015	$(0.02)
Increase in net tangible book value per share of common stock attributable to investors in this offering	$0.17
As-adjusted net tangible book value per share of common stock after the offering	$0.15
Dilution per share of common stock to investors in this offering	$0.85

The following table summarizes, as of September 30, 2015, the total number of shares of common stock purchased from us, the total cash consideration paid to us, and the average price per share paid by existing owners and by new investors. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing owners paid.

	Shares of Common		Total		Average Price
	Stock Purchased		Consideration		Per Share of
	Number	Percent	Amount	Percent	Common Stock
Existing owners	3,000,000	81%	$72,257	9%	$0.02
Investors in this offering	700,000	19%	$700,000	91%	$1.00
Total	3,700,000	100%	$772,257	100%	$1.02

The dilution information above is for illustration purposes only. Our net tangible book value following the consummation of this offering is subject to adjustment based on the actual initial public offering price of our shares and other terms of this offering determined at pricing.

Plan Of Distribution, Terms Of The Offering
There Is No Current Market for Our Shares of Common Stock
There is currently no market for our shares. We cannot give you any assurance that the shares you purchase will ever have a market or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange. After the effective date of the registration statement of which this prospectus forms a part, we intend to have a market maker file an application with the Financial Industry Regulatory Authority to have our common stock quoted on the OTC Bulletin Board and the OTCQB. We currently have no market maker who is willing to list quotations for our stock and thus the process for our stock being quoted could be possibly be delayed while we attempt to find a market maker that is willing to submit an application on our behalf. We cannot estimate how long it will take to find a market maker to submit our application.

Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our shares is approved.

The OTC Bulletin Board is maintained by the Financial Industry Regulatory Authority. The OTCQB is maintained by OTC Market Group, Inc. The securities traded on the Bulletin Board or the OTCQB are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.
Even if our shares are quoted on the OTC Bulletin Board or the OTCQB, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a "penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.
The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.
The Offering will be Sold by Our Officers and Directors
We are offering up to a total of 700,000 shares of common stock. The offering price is $1.00 per share. The offering will be for nine months unless closed sooner by a sale of all of the shares offered. In our sole discretion, we have the right to terminate the offering at any time, even before we have sold the 700,000 shares. There are no specific events which might trigger our decision to terminate the offering.
The shares are being offered by us on a “best efforts” basis and there can be no assurance that all or any of the shares offered will be subscribed. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. There is no minimum offering required for this offering to close. All funds received as a result of this offering will be immediately available to us for our general business purposes.
We cannot assure you that all or any of the shares offered under this prospectus will be sold. No one has committed to purchase any of the shares offered. Therefore, we may sell only a nominal amount of shares, in which case our ability to execute our business plan might be negatively impacted. We reserve the right to withdraw or cancel this offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Certificates for shares purchased will be issued and distributed by our transfer agent promptly after a subscription is accepted and "good funds" are received in our account.
If it turns out that we have not raised enough money to effectuate our business plan, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and are not successful, we will have to suspend or cease operations.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will they register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3(a) 4-1. Rule 3(a) 4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Our officers and directors satisfies the requirements of Rule 3(a) 4-1 in that:
1. They are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his or her participation; and
 2.  They are not compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
 3. They are not, at the time of their participation, an associated person of a broker- dealer; and
4. They meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not brokers or dealers, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).
As long as we satisfy all of these conditions, we are comfortable that we will be able to satisfy the requirements of Rule 3(a)4-1 of the Exchange Act.
As our officers and director will sell the shares being offered pursuant to this offering, Regulation M prohibits the Company and its officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of our securities pursuant to this offering has ended.
Offering Period and Expiration Date
This offering will commence on the effective date of this prospectus, as determined by the Securities and Exchange Commission, and continue for a period of nine months unless closed sooner by a sale of all of the shares offered. In our sole discretion, we have the right to terminate the offering at any time, even before we have sold the 700,000 shares. There are no specific events that may trigger our decision to terminate the offering.
Procedures for Subscribing
If you decide to subscribe for any shares in this offering, you must deliver a check or certified funds for acceptance or rejection. All checks for subscriptions must be made payable to "Medico International Inc.”.
Right to Reject Subscriptions
We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

Management’s discussion and analysis of financial condition and results of operations
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated by these forward-looking statements as a result of many factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under “Risk Factors” and “Information Regarding Forward-Looking Statements.”
Our audited financial statements for the period from January 20, 2014 (inception) to December 31, 2014, are prepared in Singapore dollars as that is the functional and reporting currency of our wholly-owned subsidiary, Smile More Holdings.

The reverse takeover of Medico International by Smile More took place on September 19, 2015. Therefore our financial statements for the interim period ended September 30, 2015 are presented in US dollars. For comparative purposes, the financial data for the year ended December 31, 2014 in the Management’s discussion and analysis of financial condition and results of operation, have been converted from Singapore dollars to US dollars at a rate of USD$0.7561 for one(1) Singapore dollar which was the prevailing rate at December 31, 2014.

The foreign exchange rates used for the interim period financial statements ended September 30, 2015 are as follows:
i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date (September 30, 2015), which was USD$0.7018 for one (1) Singapore dollar.
ii)	Non-monetary assets and liabilities and equity at historical rates, which varied from USD$0.7133 to USD$0.7561 for one (1) Singapore dollar.
iii)	Revenue and expense items at the average rate of exchange prevailing during the period (January 1, 2015 through September 30, 2015), which was USD$0.7335 for one Singapore dollar .

Adjustments arising from such translations are included in accumulated other comprehensive income in shareholders’ equity.

OVERVIEW

We are a newly formed Nevada corporation organized for the purposes of acting as the holding company for Smile More Holdings Pte. Ltd., which is a Singapore corporation that owns and operates dental clinics in Singapore under the Smile Central name (referred to herein as “Smile Central”). Smile Central is a dental company employing the latest techniques in oral care and oral surgery in Singapore. Smile Central operates out of 5 locations in population-dense high foot traffic residential centers all over Singapore.

Smile Central’s business model focuses on recruiting qualified and experienced dentists, supported by well-trained clinic support staff. Our dentists have post-graduate training in the fields of endodontics, orthodontics, periodontics, prosthodontics, paedodontics, oral surgery and implant dentistry. Hence, we are able to carry out procedures ranging from the routine cleaning and filling to the most complex ones involving aesthetics and surgery.

RESULTS OF OPERATIONS

The following table summarizes our results of operations for the nine months ended September 30, 2015 and for the period from January 20, 2014 through December 31, 2014:

	Nine Months Ended September 30, 2015(unaudited)	From January 20, 2014 to December 31, 2014
Statement of Operations Data:
Dental Service Revenue	$3,463,009	$1,994,259
Cost of Services	2,644,412	1,704,835
Gross Profit	818,597	289,424
Operating Expenses	(823,936	(435,054)
Loss From Operations	(5,339)	(145,629)
Other Income/(Expense)
Other Income	28,356	835
Interest Expense	(3,702)	(1,790)
Net Income (Loss)	19,315	$(146,854)

From Inception on January 20, 2014 to the year ended December 31, 2014

For the period from inception through December 31, 2014, we earned Dental Service Revenue of $2,637,560.  Cost of services for the period from inception through December 31, 2014 were $2,254,774 resulting in a gross profit of $382,786.  Dental service revenue resulted from the sales of services and goods through our dental clinics in operation during the fiscal year ended December 31, 2014.

Operating expenses were $575,392 for the period from inception through December 31, 2014 and, as a result of the matters discussed above, our loss from operations was $192,606.  Operating expenses were comprised of $58,383 for depreciation, $98,431 for professional fees, $302,189 for rental, $22,475 for staff costs and $93,914 in other expenses.

For the period from inception through December 31, 2014, we had other income of $1,105 and interest expense of $2,368, as a result of the matters discussed above, our net loss was $193,869.

For the Nine Months ended September 30, 2015

For the nine (9) month period ended September 30, 2015, we earned Dental Service Revenue of $3,463,009, compared to $1,286,754 for the period from January 20, 2014 (date of inception) to September 30, 2014 (which period shall be referred to under this heading as the “Comparative Period”). Cost of Services for the nine (9) month period ended September 30, 2015 were $2,644,412, resulting in a gross profit of $818,597, compared to Cost of services of $1,103,872 and gross profit $182,882 from the Comparative Period.  Dental service revenue for the nine (9) month period ended September 30, 2015 increased by $2,176,255 over the Comparative Period due to additional clinics, plus increased activity, patient treatments and patients.

Operating expenses were $823,936 for the  nine (9) month period ended September 30, 2015, compared to $265,254 from the Comparative Period, due to additional clinics, increased operations, patient treatments, professional fees and resulting overhead.  Operating expenses for the period ended  September 30, 2015 were comprised of $96,051 for depreciation, $196,991 for professional fees, $368,060 for rental, $61,164 for staff costs and $101,670 in other expenses.

For the nine (9) month period ended September 30, 2015, we had other income of $28,356 and interest expense of $3,702, compared to $878 in other income and $1,034 in interest expense during the Comparative Period.

LIQUIDITY AND CAPITAL RESOURCES

From Inception on January 20, 2014 to the year ended December 31, 2014

Cash Flows

Our primary liquidity and capital requirements are for cost of services and administrative expenses.  We fund our operations with cash generated from dental service revenue, capital contributions, and issuances of common stock.

Operating Activities
For the period from inception through December 31, 2014, net cash used in operating activities was $46,873.  This negative cash flow related to our net loss of $146,584, adjusted for, among other things, certain non-cash items including $113,119 of depreciation, a $252,105 decrease in accounts receivable, a $102,318 decrease in prepaid expenses and deposits and a decrease of $13,610 in supplies, partially offset by an increase of $107,196 in accounts payables and a $247,410 increase in accrued and other payables.

Investing Activities

For the period from inception through December 31, 2014, net cash used in investing activities was $320,713.  This was primarily driven by the cost of building and opening three (3) dental clinics in Singapore during that period.

Financing Activities

Net cash provided by financing activities was $633,758 for the period from inception through December 31, 2014.  This was the result of loans from related parties of $692,576, issuance of shares for $1,200, and the repayment of $60,018 in capital lease obligations.

For the Nine Months ended September 30, 2015 compared to the period of January 20, 2014 to September 30, 2014

Operating Activities

For the nine (9) month period ended September 30, 2015, net cash provided by operating activities was $442,997.  This positive cash flow related to our net income of $19,315, adjusted for an increase in prepaid expenses and deposits of $61,835, which were offset by depreciation of $249,231, a decrease in accounts receivable in the amount of $45,236, an increase of $228,348 in accounts payables, a decrease in accrued and other payables in the amount of $13,245 and an increase in unearned revenue of $2,952.

This compared to net cash provided in operating activities during the Comparative Period in the amount of $194,428.

Since the Company during the nine (9) month period ended September 30, 2015, generated net income in the amount of $19,315 and net cash from operating activities was $442,997, plus having $438,797 in cash and cash equivalents, Management believes that it currently has sufficient liquidity from its existing five (5) operating clinics and capital resources to meet its operating needs for the next twelve (12) months and also on a long-term basis.

If the Company raises any funds from this offering, such funds will be used to pay for the costs of expanding the number of its operating clinics. Increasing the number of its operating clinics, which would result in increased cash flow and liquidity for the Company on a long-term basis.

Investing Activities

For the nine (9) month period ended September 30, 2015, net cash used in investing activities was $462,448, compared to net cash of $416,040 used during the Comparative Period.  The cash used for both periods was primarily driven by the cost of building and opening a total of four (4) dental clinics in Singapore during those periods.

Financing Activities

Net cash provided by financing activities was $338,662 for the nine (9) month period ended September 30, 2015.  This was the result of loans from related parties in the amount of $439,957, partially offset by the repayment of capital lease obligations in the amount of $101,295, compared to issuance of shares for $856, loans from related parties in the amount of $521,048 and the repayment of capital lease obligations in the amount of $48,930, during Comparative Period.

PLAN OF OPERATION

Currently boasting 5 locations in high foot traffic areas, the Company is planning to expand to 9 locations in 2016, and then further on to 20 locations by end-2017. For the period from inception (January 20, 2014) through September 30, 2014, we incurred a net loss of $82,528 and total comprehensive loss of $83,124. However, during the nine (9) month period ended September 30, 2015, we generated net income of $19,315 and total comprehensive income of $27,302. Our expansion from three (3) clinics in 2014 to five (5) clinics in 2015 has resulted in the Company becoming profitable. It is our intent to increase our profitability by using funds from this offering to open two (2) additional clinics.

Smile Central will focus on expansion both by opening more locations, as well as increasing the number of dentists at its current locations to tap into the expanding market.

Currently, each location brings about $395,000 of profit per year on average. With the addition of 2 dentists per location, it hopes to increase this by 25% at each current location.

The 4 new locations are expected to bring about $140,000 of profit each in the first year. Locations have already been identified, and talks are underway to secure the leases on a minimum 3 year period, with an option for a further year before renegotiations. Management is negotiating for rents that suit its investment projections and will not undertake the projects unless negotiations are favorable.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

Our ongoing contractual obligations are summarized below under “PROPERTIES”.

OFF-BALANCE SHEET ARRANGEMENTS

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules of the Securities Exchange Commission.

SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") on the accrual basis of accounting.  All significant intergroup accounts and transactions have been eliminated in consolidation.

Functional Currency

The Group's functional currency is the Singapore Dollar.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash and all highly liquid investments with a maturity of three months or less.

The Group maintains its cash accounts primarily with banks located in Singapore and they are all denominated in Singapore dollars.

Accounts Receivables

The Group’s trade receivables are unsecured and the Group is at risk to the extent such amounts become uncollectible.  Management continually monitors trade receivable balances and provides for an allowance for doubtful accounts if at the time collection becomes questionable.  The Group sells services generally to walk-in patients who settle the fees upfront. Collection of settlements through government insurance and subsidies is normally made within 30 days.

 Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. Past due balances over 30 days and other higher risk amounts are reviewed individually for collectability. If the financial condition of the Group’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Based on management’s assessment, the Group provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Group has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.  As of December 31, 2014, management did not consider an allowance for doubtful accounts to be necessary as all accounts were deemed collectible.

Property and Equipment

Property, plant and equipment are stated at cost and are depreciated over their estimated useful lives as follows: dental equipment, 3 years; renovations, 3 years; computers, 1 year; office equipment, 3 years; and furniture and fittings, 3 years.  Expenditures for ordinary maintenance and repairs are charged to expense as incurred.  Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the account and any gain or loss is reflected in the statement of operations.

Impairment or Disposal of Long-Lived Assets

The Group evaluates its long-lived assets whenever significant events or changes in circumstances occur that indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted future net cash flows from the operations to which the assets relate, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the assets. If the carrying value is determined not to be recoverable from future operating cash flows, the asset is deemed impaired and an impairment loss is recognized equal to the amount by which the carrying amount exceeds the estimated fair value of the asset.  No such impairment was indicated at December 31, 2014.

Income Taxes

Current income tax liabilities for current and prior periods are recognized at the amounts expected to be paid to the tax authorities, using the tax rates (and tax laws) that have been enacted or substantially enacted by the balance sheet date.

 Deferred income tax assets/liabilities are recognized for all deductible/taxable temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the combined financial statements except when the deferred income tax assets/liabilities arise from the initial recognition of an asset or liability in a transaction that is not a business combination and at the time of the transaction, affects neither accounting nor taxable profit or loss.

Deferred income tax asset is recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax assets and liabilities are measured at:

(i) the tax rates that are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled, based on tax rates (and tax laws) that have been enacted or substantially enacted by the balance sheet date; and
(ii) the tax consequence that would follow from the manner in which the Group expects, at the balance sheet date, to recover or settle the carrying amounts of its assets and liabilities.

Current and deferred income taxes are recognized as income or expenses in the combined statement of operations.

The Group accounts for income taxes in accordance with the provisions of FASB Accounting Standards Codification (“ASC”) 740, Accounting for Uncertainty in Income Taxes.  The Group files income tax returns in Singapore and there are currently no federal income tax examinations underway. The Group’s tax year of 2014 and forward are subject to examination by federal taxing authorities.

Revenue Recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and rendering of services in the ordinary course of the Group’s activities.  Revenue is presented, net of goods and services tax, rebates and discounts. Provided it is probable that the economic benefits will flow to the Group and the revenue and costs can be measured reliably, revenue is recognized when the service is rendered.

Concentrations of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted.  Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

Financial instruments potentially subjecting the Group to concentrations of credit risk consist principally of accounts receivable. As of December 31, 2014, approximately 75% of the Group’s receivable is due from the Singapore government.  No single individual customer balance exceeds 5% of the combined trade receivables as at31 December 2014.

Fair Value of Financial Instruments Estimates

The Group’s financial instruments including accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The recorded value of the Group’s long-term debt approximates its fair value as it bears interest at a floating rate.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Market risk is the risk of loss arising from adverse changes in market rates and prices, including interest rates, commodity prices and equity prices. We do not hold any market risk sensitive instruments.

EMERGING GROWTH COMPANY STATUS

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies.

Business

Description of Business

Medico International Inc. is a newly formed Nevada corporation organized for the purposes of acting as the holding company for Smile More Holding Pte. Ltd., which is a private Singapore corporation (referred to herein as “Smile Central”). Smile Central is a dental company employing the latest techniques in oral care and oral surgery in Singapore. Formed in 2014, Smile Central has expanded to 5 locations in population-dense high foot traffic residential centres all over Singapore.

Smile Central business objectives are to improve techniques and achieve the following:

- make the existing treatment more effective;
- decrease the recovery time of patients; and
- reduce the cost of innovative/cutting edge dental procedures.

Smile Central is designed to enhance this market with its small core of eminent dentists, key employees, and strong outsourced partners. Management believes that Smile Central has a business model that is easily scalable to effect rapid growth and expansion.

The Company

Smile Central operates 5 dental clinics throughout Singapore, with each clinic meeting its respective revenue and profit targets every quarter so far. Its business model focuses on recruiting qualified and experienced dentists, supported by about well-trained clinic support staff. Our dentists have post-graduate training in the fields of endodontics, orthodontics, periodontics, prosthodontics, paedodontics, oral surgery and implant dentistry. Hence, we are able to carry out procedures ranging from the routine cleaning and filling to the most complex ones involving aesthetics and surgery.

In addition to basic dental care, our strengths include:

•	Invisible braces for the young and for working adults.
•	Dental implants to rehabilitate functionality.

Smile Central positions itself as an affordable dental chain where patients of all demographics can afford basic and complex dental care with government Medisave claims and government-aided subsidies like the Community Health Assist Scheme and the Pioneer Generation subsidy for the elderly.
Planned Services (In Addition to Current List of Services)

Among some of the new techniques and procedures Smile Central is looking to incorporate are:

•	Laser Teeth Whitening
•	Aesthetic Implants and Implant Maintenance
•	Laser Surgery - used to perform soft-tissue surgery, including removing tumors and lesions from the soft tissues of the mouth, as well as tooth cleaning and plaque removal
•	Oral and Maxillofacial surgery - the treatment of many diseases, injuries and defects in the head, neck, face, jaws and the hard and soft tissues of the Oral (mouth) and Maxillofacial (jaws and face) region.

Goals for Expansion

Smile Central will embark on a marketing plan to promote brand awareness in preparation for its expansion. Currently boasting 5 locations in high foot traffic areas, the Company is planning to expand to 9 locations in 2016, and then further on to 20 locations by end-2017.
Smile Central will focus on expansion both by opening more locations, as well as increasing the number of dentists at its current locations to tap into the expanding market.
Currently, the group brings about $4.9 million turnover per year on average. With the addition of 2 dentists per location, it hopes to increase this by 25% at each current location.

Locations have already been identified, and talks are underway to secure the leases on a minimum 3 year period, with an option for a further year before renegotiations. Management is negotiating for rents that suit its investment projections and will not undertake the projects unless negotiations are favorable.

According to the Singapore Dental Council, the current dentist-to-population ratio in Singapore is 1:2,960, a ratio we feel is indicative of the scope of expansion possible for the dental industry. In comparison, for 2013-2014, the statistics for the dentist-population ratio in England is around 1:2,000, with some areas having as high a ratio as 1:1,682. We feel that due to the highly-fragmented dental market in Singapore, the market has room to grow by another 40-50%, with 15% yearly gains possible for at least the next 5 years. Management is currently in talks with graduate dentists from overseas (predominantly from the UK and Australia) to employ them to staff the new locations. As is the current practice, each location will be overseen by a senior partner who is also a practicing specialist. Management hopes to staff each new location initially with 3 dentists working under the senior specialist. Leveraging on the existing expertise and business partnerships with suppliers, the new locations will be set up in the most cost-efficient manner in order to capitalize on the current opportunities immediately.
Management also has in place currently a program of sending selected high-performing dentists under its employ to increase their knowledge and expertise through seminars, courses, further study and specialization. This is in line with its policy of training the dentists to assume senior partner positions at new locations.

Market Competition
Direct Competition

The direct competitors of Smile Central are the dental companies with 3-10 clinics in their stable. Smile Central is already leveraging on economies of scale to provide a more professional and comfortable experience for patients at a lower cost, and should see off competition from the individual standalone clinics. The increased suite of services at the new locations should position it above ordinary clinic chains as it is able to provide a well-rounded range of services.

Future Competition
Future competition will come in the form of new clinic chains who consolidate to grow, or chains which acquire standalone clinics to increase their size. Management feels that with constant learning and innovation, Smile Central will be able to stay ahead of the competition by offering continually advanced and modern services and equipment at a competitive price point.
Competitive Analysis

Overall, management contends that the company competes by being a leading provider of a full line of technologically advanced procedures and techniques, supported by the exceptional core managerial team and the able dentists and staff. One of the primary areas of competition is for diligent and conscientious dentists who are personable and able to form good client-doctor relations. There is also strong competition for more senior dentists with their own clientele.

With our many opportunities for continuing education learning, we believe we will be able to attract young dentists with a view to a long career in the company. Dentists with good PR skills should also be identified and recruited.

Target Market Profile

Smile Central is rolling out a plan to target different segments of the market.

•	We actively recruit dentists who are good with kids and who are parents themselves, to cater to the pediatric dental market. Frequently the parents of the kids also come in for treatment when we attend to their kids well.
•	We target the young professionals who want a comfortable space to have their dental treatment
•	Our dentists take care of the senior citizens by educating them on oral hygiene and providing subsidized oral care
•	There is ethnic diversity in our dentists and staff - they hail from different ethnic groups and are multilingual so as to cater to every segment of the market.
Future Markets

Smile Central plans to build its Singapore network of clinics until it perceives that the Singapore market is saturated. Following that, Smile Central will look to the neighboring countries for expansion, as it believes the level of dental care is lacking in the developing countries around Singapore.

At the same time, moving more towards dental surgery and aesthetics will see the revenues increase as these treatments are more expensive, with some aesthetic surgery going up to $40,000 per patient. 3D Radiography is another segment management is looking to go into - in 3D Radiography, a large volumetric 3D image is created in a single 14 second 3D scan that provides highest resolution with the lowest radiation dose. This is safer and more comprehensive than traditional radiography, and as the population becomes more savvy and affluent, more would turn towards this rather than traditional radiography.

Governmental Approvals

Smile Central operates within a very strict governmental approval framework and all treatment methods and procedures are completely compliant with governmental laws and guidelines.

Demographics

Singapore’s dental services and equipment and supplies market is expected to grow in tandem with the city state’s reputation as the region’s healthcare hub and center of healthcare excellence. Singapore is ranked sixth out of 191 countries globally and the best in Asia by the World Health Organization.

As a multi-faceted medical hub, Singapore attracts a growing number of medical professionals and multi-national healthcare-related companies from various parts of the world to share and exchange their expertise, conduct healthcare-related research and training as well as host international conferences and events.

With Singapore's well-developed infrastructure and robust medical ecosystem, healthcare providers in Singapore are constantly strengthening their medical capabilities through professional exchanges and access to innovation in medical technology.

In Singapore, medical travelers can receive quality medical care in an environment that is safe and welcoming, with no uncertainties from political instability, social unrest, or worries about poor health safety. This is on top of an efficient transportation system, wide range of accommodation options, and a wide variety of leisure offerings to enhance the experience in Singapore.

Singapore's quality healthcare, as one of the best in the world, is internationally recognized.

•    Ranked first for most efficient healthcare system, out of 51 countries, in 2014 by Bloomberg.

•    Ranked second in the world for health-care outcomes according to The Economist Intelligence Unit (EIU) in 2014.

•    Ranked first as a global favorite medical tourism destination in PHD Chamber Medical and Wellness Tourism Report 2013.

•    21 hospitals and medical centres and medical organizations in Singapore have obtained the Joint Commission International (JCI) accreditation.

•    Singapore's blood supply ranks among the safest in the world. Blood Services Group HSA (previously known as Singapore's Centre for Transfusion) was appointed a World Health Organization (WHO) Collaborating Blood Centre for Transfusion Medicine for the Western Pacific Region in1992.

Singapore's increased emphasis on medical tourism has seen the number of tourists traveling to Singapore for healthcare purposes grow significantly. The total medical tourism receipts came in at $832 million in 2013,up from $383 million in 2004, and Singapore's medical tourism market is expected to grow 8.3% per annum from now to 2018.
Singapore’s dental practitioners have seen a steady demand for more complex and specialty dental procedures from foreign visitors who also come here for medical consultation. The country continues to strive to provide first class healthcare systems and facilities to its residents and the international patient market.
The medical and dental sector is also expected to see gains due to the increasing population. The population of Singapore is now 5.4 million, and this is expected to rise to 6.9 million in 2030.

Market Demand

The general status of dental and oral hygiene of Singaporeans is good. Attributing to this success is the Singapore’s government’s fluoridation of potable water initiative since 1958 and the widespread use of fluoridated toothpaste among the general population. As such, the dental work done by dental practitioners has shifted from the traditional “drill and fill” regime to one that focuses on enhancing the patient’s aesthetic appearance.
The emphasis of the public healthcare service is in preventive dentistry targeted at pupils in schools. Dental care begins with preventive dentistry promoted through the Singapore Health Promotion Board, a statutory board tasked to promote a good and healthy lifestyle among Singaporeans. The Board targets students through a network of 200 static clinics located in schools as well as 30 mobile dental clinics. This plus fluoridation of potable water and availability of fluoridated toothpaste has greatly diminished dental decay and tooth loss.
Singapore provides some of the most advanced dental care in the region. With the third highest GDP per capita income in the world, Singaporeans' demand for the best and most sophisticated dental care is strong. According to a report that highlighted the results of a survey conducted by the Singapore Dental Association, nearly 45% of the population visits the dentist at least twice a year. They spend an average of US$80 for a visit to the dentist.
As an affluent nation, more and more patients are seeking treatment for their children early in the hope of arresting any potential problems with their teeth. More parents are bringing their children to see orthodontists before they lose their baby teeth. Teenagers and adults too are seeking corrective treatments to improve the alignment of their teeth.
Designer and/or transparent braces are popular and appeal to the more aesthetically-conscious and affluent. Costs for such treatments are in the thousands of dollars.
There has also been an increased awareness of oral and dental hygiene. More Singaporeans have adopted a more rigorous approach to oral care by incorporating flossing and gargling with a mouthwash to their typical routine of twice-a-day brushing. Schools have been instrumental in reinforcing this to the children.

Besides serving a more affluent and demanding resident population, dental practitioners have also seen a marked increase in foreign patients seeking dental treatment Singapore. Wealthy patients from Indonesia, Brunei, Thailand, Malaysia, Philippines, Hong Kong, Cambodia, China and Vietnam began to visit Singapore for medical care in the 1980s. According to a news report, these patients are not looking for a quick clean or check-up, they come for treatments that include cosmetic dentistry that arrest problems of discolored teeth, gaps between teeth, unsightly old crowns and reconstructive work which can cost up to US$60,000.
Singaporean dentists do a lot of overseas teaching and are involved in overseas conferences. They are increasingly seen as experts in their field and are sought after as panelists at dental conferences, to do product demonstrations and as key opinion leaders. According to leading implant suppliers, implants are the fastest growing segment in the global dental market with an annual growth rate of 18-20 percent.
Many dental GPs are improving themselves through workshops and courses and the popular topics include implants and cosmetic dentistry. Cosmetic dentists are now seen as the “plastic surgeons of the dental sector”.
As Singaporean dental practitioners strive to provide more value-added consultations, some are providing their patients more holistic medical care by offering the option for oral cancer screening. Oral cancer is ranked 11th in the list of most common cancers in Singapore, based on information available from the Ministry of Health. Due to the anxiety that may be experienced by patients, this test is conducted selectively only when the patient displays high-risk symptoms and after the dental practitioner provides the appropriate counseling.
PROPERTY

Our subsidiary, Smile Central, leases office space for each of our five (5) clinics. The table provided below summarizes the monthly rental cost and the tenancy period for each lease.

Clinic	Rental per mth	Tenancy Period	Loan per mth	Loan period
Aljunied	$7,165.32	Aug 2014 – Jul 2017	$6,594.00 (under Hong Leong Finance)	Nov 2014 - Oct 2016
Jurong	$34,000.00	Sep 2015 – Sep 2018	$1,794.00 (under Hong Leong Finance)	May 2014 – Apr 2019
			$4,803.00 (under Sing Investment)	Oct 2015 - Oct 2017
Hougang	$24,409.17	May 2015 – May 2018	$3,780.00 (under Sing Investment)	Aug 2015 – Aug 2015
			$3,140.00 (under Sing Investment)	Aug 2015 – Aug 2015
HougangCentral	$6,500.00	Apr 2014 – Apr 2016	$3,871.00 (under Sing Investment)	Apr 2014 – Mar 2016
Toa Payoh	$16,000.00	Apr 2015 – Mar 2018	$6,009.00 (under Sing Investment)	Jun 2015 – May 2017

LEGAL PROCEEDINGS

None.

EMPLOYEES

We employed 47 employees as of October 31, 2015, of which 41 are full-time employees.
Management and corporate governance
DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table provides information regarding our directors, executive officers and key employees as of the date of this prospectus.

Name	Age	Position

Dr. Daniel Liew	35	Chief Executive Officer and Member of the Board
Dr. Madeliene Chew	33	Chief Operating Officer
Liew Min Hin	66	Chief Financial Officer and Member of the Board

Set forth below are biographies of each of our directors and executive officers as of the date of this prospectus. We do not have any key employees. All directors and executive officers hold office until their successors are elected and qualified.
Dr. Daniel Liew
Dr. Liew has been the Clinical Director and CEO of Smile Central since January 2015, and as Dental Surgeon since April 2014. From September 2011 through December 2014, Dr. Liew worked as a Dental Surgeon at Smile Division Dental Chain (an unrelated entity), a dental clinic located in Singapore. From January 2008 through September 2011, Dr. Liew worked as a Dental Surgeon for Vista Dental Surgery, a dental clinic located in Singapore. Dr. Liew graduated from the National University of Singapore in 2006, with a B.D.S degree (dentistry).
Dr. Madeliene Chew
Dr. Chew has been the Business Development Director and Chief Operating Officer of Smile Central since April 2014. From January 2007 through February 2012, Dr. Chew worked as a Dental Surgeon at Smile Division Dental Chain (an unrelated entity), a dental clinic located in Singapore. Dr. Chew graduated from the national University of Singapore in 2004, with a B.D.S degree (dentistry).
Liew Min Hin
Mr. Hin has been the General Manager of Smile Central since January 2014. From January 2004 to 2014, he served as a Flight Instructor at the Youth Flying Club, in Singapore. Mr. Hin served as a fighter pilot in the Republic of Singapore’s Armed forces from 1970 – 2004.

FAMILY RELATIONSHIPS

Dr. Liew and Dr. Chew are married and Mr. Liew is Dr. Liew’s father. No other family relationships exist between our officers and directors.

CORPORATE GOVERNANCE
Director Independence
Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation.  As Dr. Liew, Dr. Chew and Mr. Liew are our executive officers and directors, we have determined that none of them are independent directors within the meaning of Rule 4200(a)(15).
Board Committees
Since we do not have any independent directors, we have not created an Audit Committee.

Nor have we created any other Board Committees.  Since inception, our Board has conducted its business entirely by consent resolutions.

DIRECTOR COMPENSATION

None of our directors receive compensation for their services on as members of the Board. However, each of our directors are also executive officers and employees of our subsidiary Smile Central and receive compensation for their work in those capacities as described below under “Executive compensation”.

Executive compensation

Medico International was incorporated in September 2015 and therefore has not paid any salaries to its executive officers. Currently, Medico’s executive officers are compensated only for the services that they provide to Smile Central and the various clinics as detailed below. The Company does not have any plans to the executive officers salaries.
- Dr. Liew is paid $50,000 on a monthly basis.
- Dr. Chew is paid 50% of revenue generated as a clinician, less costs, which is a standard arrangement for dentists in Singapore. Dr. Chew’s compensation was $77,423 for the period from inception through December 31, 2014, and $96,140 for the period from January 1, 2015 through September 30, 2015.
- Mr. Liew is paid $5,700 on a monthly basis.

Security ownership of certain beneficial owners and management
The following table sets forth the beneficial ownership of our common stock as of October 25, 2015, by the following (1) each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; (2) each of our directors and named executive officers; and (3) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days of October 25, 2015, are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options or warrants, but are not deemed outstanding for calculating the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the number of shares and percentage of beneficial ownership prior to this offering is based on 3,000,000 shares of common stock outstanding as of October25, 2015, and assumes:

☐
The issuance of 3,000,000 shares of our common stock pursuant to the Share Exchange Agreement, dated September 19, 2015, we entered into with Eminent Healthcare Pte. Ltd. and Multi Care Pte. Ltd., which were the owners of Smile More Holdings Pte. Ltd., which owns and operates five (5) dental clinics under the Smile Central name.  Pursuant to the Share Exchange Agreement, we agreed to issue 3,000,000 shares of our common stock in exchange for all of the issued and outstanding shares of capital stock of Smile More Holdings Pte. Ltd., 30% of which was owned by Eminent Healthcare Pte. Ltd. and 70% of which was owned by Multi Care Pte. Ltd.  Our CFO, Mr. Liew Min Hin, owns 100% of Eminent Healthcare Pte. Ltd.

Our calculation of the percentage of beneficial ownership after this offering is based on shares of common stock outstanding after the closing of this offering, and includes the assumptions notated above.

	Shares of common stock beneficially owned before the offering	Percentage of shares of common stock beneficially owned
Name and Address of Beneficial Owner	Number	Prior to this offering	After this offering
5% Shareholders:
Multi Care Pte. Ltd. 23 New Industrial Road #07-04 Solstice Business Center Singapore 536209	2,100,000	70%	57%
Liew Min Hin (1)(3) 5000M Marine Parade Road #07-53 Singapore 449294	900,000	30%	24%

Named Executive Officers and Directors:
Dr. Daniel Liew (2)(3) 43 St. Patrick’s Road #03-07 Singapore 424165	0	0%	0%
Dr. Madeliene Chew (2) 43 St. Patrick’s Road #03-07 Singapore 424165	0	0%	0%
Liew Min Hin (1)(3) 5000M Marine Parade Road #07-53 Singapore 449294	900,000	30%	24%

Executive Officers and Directors as a Group (three (3) persons)	900,000	30%	24%

(1)	Liew Min Hin is the controlling shareholder of Eminent Healthcare Pte. Ltd., a Singapore corporation; therefor the 900,000 shares of Medico owned by Eminent Healthcare Pte. Ltd. may be deemed to be beneficially owned by Mr. Liew.
(2)	Dr. Daniel Liew and Dr. Madeliene Chew are husband and wife.
(3)	Liew Min Hin is the father of Dr. Daniel Liew.

Transactions with related persons, promoters and certain control persons

Except as described below, none of the following parties have, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that have or will materially affect us, other than as noted in this section:

1.	Any of our directors or officers;
2.	Any person proposed as a nominee for election as a director;
3.	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
4.	Any of our promoters; and
5.	Any member of the immediate family (including spouse, parents, children, step-parents, step-children, siblings and in-laws) of any of the foregoing persons.

On September 19, 2015, we issued a total of 3,000,000 shares of common stock to pursuant to the Share Exchange Agreement entered into among us, Eminent Healthcare Pte. Ltd. and Multi Care Pte. Ltd., which were the owners of Smile More Holdings Pte. Ltd.  Pursuant to the Share Exchange Agreement, we agreed to issue 3,000,000 shares of our common stock in exchange for all of the issued and outstanding shares of capital stock of Smile More Holdings Pte. Ltd., 30% of which was owned by Eminent Healthcare Pte. Ltd. and 70% of which was owned by Multi Care Pte. Ltd.  Our CFO, Liew Min Hin, owns 100% of Eminent Healthcare Pte. Ltd. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

The Company does not have any promoters involved with it.

Description of capital stock

The following describes the material terms of the capital stock of Medico. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, Medico’s Articles of Incorporation and Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. All of our stockholders are urged to read our Articles of Incorporation and Bylaws carefully and in their entirety.

Authorized Capital Stock; Issued and Outstanding Capital Stock

We currently have authorized capital stock of 500,000,000 shares of common stock, par value $0.001 per share. We are not authorized to issue any shares of preferred stock. The following is a summary of the rights of our common stock and some of the provisions of our Articles of Incorporation and Bylaws, and the Nevada Revised Statutes, or the NRS. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part, as well as the relevant provisions of the NRS.

We currently have 3,000,000 shares of common stock outstanding. We do not have any outstanding options, warrants or any convertible or derivative securities.

Common Stock

All of the securities being offered pursuant to the registration statement of which this prospectus is a part are shares of our common stock. The holders of our common stock are entitled to one vote per share on matters on which our stockholders vote. Holders of our common stock have no cumulative voting rights. Holders of our common stock are entitled to receive dividends, if declared by our Board of Directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of our common stock are entitled to share ratably in our assets once our debts are paid. Our Articles of Incorporation do not provide our common stock with any redemption, conversion or preemptive rights. All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Dividends and Other Distributions

Under NRS 78.288, the directors of a Nevada corporation may authorize, and the corporation may make, distributions (including cash dividends) to stockholders, but no such distribution may be made if, after giving it effect:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or
•	except as otherwise specifically allowed by the corporation’s articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities.
The NRS prescribes the timing of the determinations above depending on the nature and timing of payment of the distribution. For cash dividends paid within 120 days after the date of authorization, the determinations above must be made as of the date the dividend is authorized. When making their determination that a distribution is not prohibited by NRS 78.288, directors may consider:

•	financial statements prepared on the basis of accounting practices that are reasonable in the circumstances;
•	a fair valuation, including, but not limited to, unrealized appreciation and depreciation; and/or
•	any other method that is reasonable in the circumstances.
Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The payment of any future dividends will be at the discretion of our Board of Directors; however, the time and amount of such dividends, if any, will be dependent upon our financial condition, operations, compliance with applicable law, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, contractual restrictions, business prospects, industry trends, the provisions of Nevada law affecting the payment of distributions and any other factors our Board of Directors may consider relevant. Our ability to pay dividends on our common stock may depend in part on our receipt of cash dividends from our operating subsidiaries, which may be restricted from paying us dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur.

Business Combinations and Acquisition of Control Shares

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. An amendment to the NRS, effective October 1, 2015, however, provides that these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. NRS 78.439 has also been amended, effective October 1, 2015, to eliminate the prohibition on stockholder approval by written consent with respect to combinations undertaken after the two-year period prescribed under the statutes. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These laws generally apply to Nevada corporations with 200 or more stockholders of record, but a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws. We have not made such an election in our Articles of Incorporation.

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our Articles of Incorporation, include our election to provide that these statutory provisions shall not apply to us or to any acquisition of our common stock. If our Articles of Incorporation are amended to remove such elective provision, and absent a similar provision included in an amendment to our Bylaws, these laws would then apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (i) one-fifth or more, but less than one-third, (ii) one-third or more, but less than a majority or (iii) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

In addition, NRS 78.139 also provides that directors may resist a change or potential change in control if the directors, by majority vote of a quorum, determine that the change is opposed to, or not in, the best interest of the corporation.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our Amended and Restated Bylaws provide that, for nominations to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting date. For a special meeting, the notice must generally be delivered not earlier than the 90th day prior to the meeting and not later than the later of (i) the 60th day prior to the meeting or (ii) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the Amended and Restated Bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by our Board of Directors pursuant to a resolution adopted by a majority of the total number of directors.

Transfer Agent and Registrar

Our transfer agent and registrar is ClearTrust, LLC. Its telephone number is 813.235.4490

Shares eligible for future sale

We cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, could materially and adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon completion of this offering, we will have 3,700,000 shares of common stock outstanding. Of these shares, the shares of common stock sold in the offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely transferable in the United States without restriction under the Securities Act, except that any shares held by our “affiliates,” as that term is defined under Rule 144 under the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of our common stock will be “restricted securities” under the Securities Act, and may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which are summarized below, or another SEC rule. We expect that substantially all of these shares will be subject to the 180-day lock-up period under the lock-up agreements described below.

RULE 144

In general, under Rule 144 as currently in effect, persons who are not one of our affiliates at any time during the three months preceding a sale may sell shares of our common stock beneficially held upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale, or (2) a one-year holding period.

1.
At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of either of the following:

(a)
1% of the number of shares of our common stock then outstanding, which will equal approximately 37,000 shares immediately after this offering, based on the number of shares of our common stock outstanding as of September 30, 2015; or

(b)	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

2.
At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

All 3 million of our issued and outstanding shares of common stock are held by affiliates and therefore will become eligible for sale under Rule 144 upon the one-year anniversary of their date of issuance, which was September 19, 2015.

Material US federal income tax consequences to non-US holders of our common stock

The following is a summary of the material US federal income and estate tax consequences to a non-US holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset (i.e., generally, an asset held for investment purposes).
A “non-US holder” means a person (other than a partnership) that is not for US federal income tax purposes any of the following:

☐	an individual citizen or resident of the United States;

☐
a corporation (or any other entity treated as a corporation for US federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

☐	an estate if its income is subject to US federal income taxation regardless of its source; or

☐
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and US Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, and are subject to differing interpretations, which could result in US federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of US federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-US holders in light of their particular circumstances. In addition, it does not represent a detailed description of the US federal income tax consequences applicable to you if you are subject to special treatment under the US federal income tax laws (including if you are a US expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for US federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular US federal income and estate tax consequences to you of the purchase, ownership or disposition of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction or any applicable income tax treaty.

DIVIDENDS

As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying any dividends. Distributions (if any) of cash or property that we pay on our common stock will be treated as taxable dividends for US federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under US federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and will be treated first as a tax-free return of capital to the extent of the non-US holder’s adjusted tax basis in our common stock, and thereafter will be treated as capital gain from a sale or other disposition of our common stock as described below in “Gain on Disposition of Common Stock.” Your adjusted tax basis is generally the purchase price of the shares, reduced by any such tax-free returns of capital. Dividends paid to a non-US holder of our common stock generally will be subject to withholding of US federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-US holder within the United States (and, if required by an applicable income tax treaty, are attributable to a US permanent establishment of the non-US holder) are not subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to US federal income tax on a net income basis in the same manner as if the non-US holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” on its effectively connected earnings and profits at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-US holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service, or IRS, Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable US Treasury regulations.

A non-US holder of our common stock eligible for a reduced rate of US withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK
Except as provided in “Information Reporting and Backup Withholding” and “Additional Withholding Requirements” below, any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to US federal income tax unless:

☐
the gain is effectively connected with a trade or business of the non-US holder in the United States (and, if required by an applicable income tax treaty, is attributable to a US permanent establishment of the non-US holder);

☐	the non-US holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

☐	we are or have been a “United States real property holding corporation” for US federal income tax purposes.

A non-US holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated US federal income tax rates applicable to such holder if it were a United States person as defined under the Code. In addition, if a non-US holder described in the first bullet point immediately above is a corporation for US federal income tax purposes, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-US holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by US source capital losses, even though the individual is not considered a resident of the United States.
With respect to the third bullet point immediately above, we believe we are not, and do not anticipate becoming, a “United States real property holding corporation” for US federal income tax purposes. In general, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market values of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business (all as determined for US federal income tax purposes). For this purpose, real property interests include land, improvements and associated personal property. If we are or become a “United States real property holding corporation,” so long as our common stock continues to be regularly traded on an established securities market (within the meaning of applicable US Treasury regulations), only a non-US holder who holds or held directly, indirectly or constructively (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to US federal income tax on the disposition of our common stock in the same manner as gain that is effectively connected with a trade or business of the non-US holder in the United States, except that the branch profits tax generally will not apply.
FEDERAL ESTATE TAX

Common stock held by an individual non-US holder (as determined for US federal estate tax purposes) at the time of death will be included in such holder’s gross estate for US federal estate tax purposes, and may be subject to US federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

We must report annually to the IRS and to each non-US holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-US holder resides under the provisions of an applicable income tax treaty.
A non-US holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-US holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code) on a properly executed IRS Form W-8 BEN or Form W-8BEN-E, or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain US-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-US holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-US holder’s US federal income tax liability provided the required information is timely furnished to the IRS.
Non-US holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular circumstances, including the procedure for claiming any applicable exemption.
ADDITIONAL WITHHOLDING REQUIREMENTS

Under legislation enacted in 2010, regulations and administrative guidance, a 30% US federal withholding tax may apply to any dividends paid after June 30, 2014, and to the gross proceeds from a disposition of our common stock occurring after December 31, 2016, in each case paid to (i) a “foreign financial institution” (as specifically defined in the legislation), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in the legislation) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners, which generally includes any United States person that directly or indirectly owns more than 10% of the entity, or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules.
The rules described above may be modified by an intergovernmental agreement entered into between the United States and an applicable foreign country. You should consult your own tax advisor regarding this legislation and whether it may be relevant to your ownership and disposition of our common stock.

OTCQB VENTURE MARKETPLACE TRADING

We intend to apply to have our common stock approved for trading on the OTCQB Venture Marketplace under the symbol “MOTL”. We cannot estimate when if ever we will be approved for trading on the OTCQB or if we will be able to use such ticker symbol.

DETERMINATION OF OFFERING PRICE
Prior to this offering, there was no public market for our common stock. The initial public offering price was determined by the Company’s Board of Directors. The principal factors to be considered in determining the initial public offering price include:

☐	the information set forth in this prospectus and otherwise available to the representatives;

☐	our history and prospects and the history and prospects for the industry in which we compete;

☐	our past and present financial performance;

☐	our prospects for future earnings and the present state of our development;

☐	the general condition of the securities market at the time of this offering;

☐	other factors deemed relevant by our Board.

Notice to prospective investors

HONG KONG

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (1) our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (2) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

JAPAN

Our quotations securities have not been and will not be quotations registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

SINGAPORE

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our securities pursuant to an offer made under Section 275 except:

(1)	where no consideration is or will be given for the transfer;

(2)	where the transfer is by operation of law; or

(3)	as specified in Section 276(7) of the SFA.

Legal matters

Paul Krulisky, Esq. will pass upon the validity of the common stock offered hereby on our behalf.

Experts

The audited consolidated financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Accell Audit & Compliance, PA, Tampa, Florida, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a Registration Statement on Form S-1, or Registration Statement, under the Securities Act with respect to our common stock being offered by this prospectus. This prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the Registration Statement, each statement about such contract or document being qualified in all respects by such reference.

A copy of the Registration Statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Our reports and any other information that we have filed or may in the future file with the SEC are not incorporated by reference into, and do not constitute a part of, this prospectus or the Registration Statement.

We will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at www.sancilio.com. The information contained on our website, or that can be accessed through our website, will not be deemed to be incorporated into this prospectus or the Registration Statement of which this prospectus forms a part, and investors should not rely on any such information in deciding whether to purchase our common stock.

INDEX TO FINANCIAL STATEMENTS

Medico International Inc.
Consolidated Financial Statements
As of and For the Periods Ended September 30, 2015and 2014and December 31, 2014
(Unaudited)

MEDICO INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2015 AND DECEMBER 31, 2014
(Unaudited)

	September 30, 2015	December 31, 2014

ASSETS
Current Assets
Cash and cash equivalents	$438,797	$111,599
Accounts receivable	206,869	252,105
Prepaid expenses and deposits	164,153	102,318
Supplies	40,615	13,610
Total Current Assets	850,434	479,632
Property and equipment, net	1,003,196	467,965
TOTAL ASSETS	$1,853,630	$947,597

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$335,544	$107,196
Accrued and other payables	234,165	247,410
Capital lease obligations - current	188,747	112,325
Due to related parties	963,614	523,657
Unearned Revenue	2,952	-
Total Current Liabilities	1,725,022	990,588
Capital lease obligations	175,633	102,686
TOTAL LIABILITIES	1,900,655	1,093,274

COMMITMENTS AND CONTINGENCIES (NOTE 6)

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 500,000,000 shares authorized,
3,000,000 and 856,000 shares issued and outstanding, respectively	3,000	856
Additional paid-in capital	69,257	51
Accumulated deficit	(127,269)	(146,584)
Accumulated other comprehensive income (loss)	7,987	-
TOTAL STOCKHOLDERS' DEFICIT	(47,025)	(145,677)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,853,630	$947,597

See the notes to the combined financial statements

MEDICO INTERNATIONAL INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
FOR THE PERIODS ENDED SEPTEMBER 30, 2015 AND 2014
 (Unaudited)

		January 20, 2014
	Nine Months Ended	(Inception) to
	September 30,	September 30,
	2015	2014

DENTAL SERVICE REVENUE	$3,463,009	$1,286,754
COST OF SERVICES	2,644,412	1,103,872
GROSS PROFIT	818,597	182,882

OPERATING EXPENSES
Depreciation	96,051	26,453
Professional fees	196,991	39,155
Rental	368,060	162,954
Staff costs	61,164	9,629
Others	101,670	27,063
Total Operating Expenses	823,936	265,254

INCOME (LOSS) FROM OPERATIONS	(5,339)	(82,372)

OTHER INCOME/(EXPENSE)
Other income	28,356	878
Interest expense	(3,702)	(1,034)
	24,654	(156)

INCOME (LOSS) BEFORE INCOME TAXES	19,315	(82,528)
Provision for income taxes	-	-

NET INCOME (LOSS)	$19,315	$(82,528)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	7,987	(596)
TOTAL COMPREHENSIVE INCOME (LOSS)	$27,302	(83,124)

Basic and Diluted Income (Loss) per Common Share	$0.01	$(0.03)
Basic and Diluted Weighted Average Common Shares Outstanding	3,000,000	3,000,000

See the notes to the combined financial statements

MEDICO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE PERIODS ENDED SEPTEMBER 30, 2015 AND 2014
 (Unaudited)

		January 20, 2014
	Nine Months Ended	(Inception) to
	September 30,	September 30,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$19,315	$(82,528)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	249,231	70,320
Changes in operating assets and liabilities:
Accounts receivable	45,236	(95,178)
Prepaid expenses and deposits	(61,835)	(120,172)
Supplies	(27,005)	-
Accounts payable	228,348	279,992
Accrued and other payables	(13,245)	141,994
Unearned revenue	2,952	-
Net cash provided by operating activities	442,997	194,428

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(462,448)	(416,040)
Net cash used in investing activities	(462,448)	(416,040)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares	-	856
Loans from related parties	439,957	521,048
Repayment of capital lease obligations	(101,295)	(48,930)
Net cash provided by financing activities	338,662	472,974

Effects on changes in foreign exchange rate	7,987	(596)

Net increase in cash and cash equivalents	327,198	250,766
Cash and cash equivalents - beginning of period	111,599	-
Cash and cash equivalents - end of period	$438,797	$250,766

Supplemental Cash Flow Disclosures
Cash paid for interest	$3,702	$1,034
Cash paid for income taxes	$-	$-

Non-Cash Investing and Financing Activity:
Share exchange	$71,350	$-
Equipment acquired under capital lease obligations	$250,664	$178,707

See the notes to the combined financial statements

MEDICO INTERNATIONAL INC.
 NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

Note 1: Nature of Operations

Medico International Inc. (the “Company”), a Nevada corporation (“Medico”) was formed by the owners and principals of Smile More Holdings Pte. Ltd., a Singaporean corporation (“Smile Central”), for the purpose acting as the holding company for Smile Central and penetrating the U.S. financial markets. Smile Central owns five (5) dental clinics operating in Singapore. Smile Central’s operations were launched in January 2014 with three (3) clinics and in 2015 an additional two (2) clinics were opened. Smile Central plans to continue to expand its operations and create additional clinics in Singapore.

On September 19, 2015, the Company issued a total of 3,000,000 shares of common stock to pursuant to the Share Exchange Agreement entered into among us, Eminent Healthcare Pte. Ltd. and Multi Care Pte. Ltd., which were the owners of Smile More Holdings Pte. Ltd.  Pursuant to the Share Exchange Agreement, the Company agreed to issue 3,000,000 shares of our common stock in exchange for all of the issued and outstanding shares of capital stock of Smile More Holdings Pte. Ltd., 30% of which was owned by Eminent Healthcare Pte. Ltd. and 70% of which was owned by Multi Care Pte. Ltd.  Our CFO, Liew Min Hin, owns 100% of Eminent Healthcare Pte. Ltd. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

Note 2: Going Concern

These combined financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future.  As of September 30, 2015, the Company has incurred net losses of $127,269 since inception and has working capital deficiency of $874,588.

Management's plans include raising capital through the equity markets to fund operations and eventually, the generating profit through its business; however, there can be no assurance that the Company will be successful in such activities. These condensed combined financial statements do not include any adjustments relating to the recovery of the recorded assets or the classifications of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and the footnotes thereto for the year ended December 31, 2014 contained in the Company's Form S-1 filed on November 16, 2015. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year 2014, have been omitted.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Functional Currency

The Company's functional currency is the Singapore Dollar and reporting currency is the U.S. dollar. All transactions initiated in Singapore Dollar are translated into U.S. dollars in accordance with ASC 830-30, "Translation of Financial Statements," as follows:

i)            Assets and liabilities at the rate of exchange in effect at the balance sheet date.
ii)            Equity at historical rates.
iii)            Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are included in accumulated other comprehensive income in shareholders’ equity.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from these estimates.

Recent Accounting Pronouncements

In May 2014 and again in August 2015, the Financial Accounting Standards Board issued amended accounting guidance on revenue recognition that will be applied to all contracts with customers. The objective of the new guidance is to improve comparability of revenue recognition practices across entities and to provide more useful information to users of financial statements through improved disclosure requirements. This guidance is effective for annual and interim periods beginning in 2019. Early adoption is permitted, but only beginning in 2018. The Company is currently assessing the impact of adoption on its financial statements.

Management has considered all recent accounting pronouncements issued. The Company's management believes that these other recent pronouncements will not have a material effect on the Company's financial statements.

Note 4: Property and Equipment

	September 30, 2015	December 31, 2014
Dental equipment	$728,649	$315,686
Renovation	520,797	240,639
Computer	60,420	17,918
Office equipment	21,421	6,189
Lab equipment	6,678	-
Furniture and fittings	2,638	672
	1,340,603	581,104
Less accumulated depreciation	(337,407)	(113,139)
	$1,003,196	$467,965

Depreciation expense of approximately $249,000 and $70,000 was recorded by the Company for the periods ended September 30, 2015 and 2014, respectively. Approximately $153,000 and $26,500 is included in the cost of services and approximately $96,000 and $43,500 is included in operating expenses on the Company’s combined statement of operations for the periods ended September 30, 2015 and 2014, respectively.

Note 5: Capital Leases

The Company leases dental equipment under non-cancellable capital lease arrangements. As of September 30, 2015, the future minimum lease payments under finance leases are as follows:

September 30, 2015
2015	$51,143
2016	171,825
2017	90,213
2018	46,512
2019	4,687
$364,380

Note 6: Commitments and Contingencies

During the normal course of business, the Company may be exposed to litigation.  When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with ASC 450-20-50, Contingencies.  The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome.  If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals.  As of September 30, 2015, the Company is not aware of any contingent liabilities that should be reflected in the combined financial statements.

The Company leases space for its dental clinics under non-cancelable operating leases.

As of September 30, 2015, the approximate future aggregate minimum lease payments under the non-cancellable operating leases were as follows:

September 30, 2015
2015	$185,933
2016	711,799
2017	654,602
2018	304,624
$1,856,958

Note 7: Related Parties Transactions

In support of the Company's efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by shareholders or directors. Amounts represent advances or amounts paid in satisfaction of liabilities. The advances were considered temporary in nature and were not formalized by a promissory note.

During period ended September 30, 2015, the Company's received net advances of $439,957 by the way of loans from various officers. As of September 30, 2015 and 2014, the Company was obligated to its officers for unsecured, non-interest bearing demand loans with balances totaling $963,614 and $523,657, respectively.

Note 8: Subsequent Events

No subsequent events through the date the combined financial statements were available for issue.

Smile Central Dental Group

Combined Financial Statements and
Report of Independent Registered Public Accounting Firm
As of and For the Period From January 20, 2014 (Inception) to December 31, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Smile Central Dental Group
We have audited the accompanying combined balance sheets of Smile Central Dental Group as of December 31, 2014 and the related combined statements of operations, stockholders’ deficit and cash flows for the period from inception (January 10, 2014) to December 31, 2014. Smile Central Dental Group’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smile Central Dental Group as of December 31, 2014, and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2, the Company has incurred net losses and negative cash flow from operations since inception.  These factors, and the need for additional financing in order for the Company to meet its business plans, raise substantial doubt about the Company’s ability to continue as a going concern.

/s/ Accell Audit & Compliance, P.A.

Tampa, Florida November 13, 2015

4868 West Gandy Boulevard  Tampa, Florida 33611  813.440.6380

SMILE CENTRAL DENTAL GROUP
COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2014
(in Singapore Dollars)

December 31, 2014

ASSETS
Current Assets
Cash and cash equivalents	$147,598
Accounts receivable	333,428
Prepaid expenses and deposits	135,324
Supplies	18,000
Total Current Assets	634,350
Equipment, net	618,919
TOTAL ASSETS	1,253,269

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$141,775
Accrued and other payables	327,218
Capital lease obligations - current	148,559
Due to related parties	692,576
Total Current Liabilities	1,310,128
Capital lease obligations	135,810
TOTAL LIABILITIES	1,445,938

COMMITMENTS AND CONTINGENCIES (NOTE 6)	-

STOCKHOLDERS’ DEFICIT
Common stock, no par value,
1,200 shares authorized, issued and outstanding	1,200
Accumulated deficit	(193,869)
TOTAL STOCKHOLDERS' DEFICIT	(192,669)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,253,269

See the notes to the combined financial statements

SMILE CENTRAL DENTAL GROUP
              COMBINED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (JANUARY 20, 2014) TO DECEMBER 31, 2014
(in Singapore Dollars)

January 20, 2014
(Inception) to
December 31,
2014

DENTAL SERVICE REVENUE	$2,637,560
COST OF SERVICES	2,254,774
GROSS PROFIT	382,786

OPERATING EXPENSES
Depreciation	58,383
Professional fees	98,431
Rental	302,189
Staff costs	22,475
Others	93,914
Total Operating Expenses	575,392

LOSS FROM OPERATIONS	(192,606)

OTHER INCOME/(EXPENSE)
Other income	1,105
Interest expense	(2,368)
(1,263)

LOSS BEFORE INCOME TAXES	(193,869)
Provision for income taxes	-

NET LOSS	$(193,869)
Basic and Diluted Loss per Common Share	$(161.56)
Basic and Diluted Weighted Average Common Shares Outstanding	1,200

See the notes to the combined financial statements

SMILE CENTRAL DENTAL GROUP
COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM INCEPTION (JANUARY 20, 2014) TO DECEMBER 31, 2014
(in Singapore Dollars)

				Total
	Common Stock		Accumulated	Stockholders'
	Number of Shares	Amount	Deficit	Deficit

Balance - January 20, 2014 (Inception)	-	$-	$-	$-
Issuance of shares	1,200	1,200	-	1,200
Net loss	-	-	(193,869)	(193,869)
Balance - December 31, 2014	1,200	$1,200	$(193,869)	$(192,669)

See the notes to the combined financial statements

SMILE CENTRAL DENTAL GROUP
COMBINED STATEMENT OF CASH FLOWS
 FOR THE PERIOD FROM INCEPTION (JANUARY 20, 2014) TO DECEMBER 31, 2014
 (in Singapore Dollars)

January 20, 2014
(Inception) to
December 31,
2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(193,869)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	149,635
Changes in operating assets and liabilities:
Accounts receivable	(333,428)
Prepaid expenses and deposits	(135,324)
Supplies	(18,000)
Accounts payable	141,775
Accrued and other payables	327,218
Net cash used in operating activities	(61,993)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(424,167)
Net cash used in investing activities	(424,167)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares	1,200
Loans from related parties	692,576
Repayment of capital lease obligations	(60,018)
Net cash provided by financing activities	633,758

Net increase in cash and cash equivalents	147,598
Cash and cash equivalents - beginning of period	-
Cash and cash equivalents - end of period	$147,598

Supplemental Cash Flow Disclosures
Cash paid for interest	$2,368
Cash paid for income taxes	$-

Non-Cash Investing and Financing Activity:
Equipment acquired under capital lease obligations	$344,387

See the notes to the combined financial statements

SMILE CENTRAL DENTAL GROUP
 NOTES TO THE COMBINED FINANCIAL STATEMENTS
 (in Singapore Dollars)

Note 1: Nature of Operations

Smile Central Dental Group (the “Group”) consists of three entities under common control: Smile Central Dental Aljunied Pte Ltd, TCS Hougang Pte Ltd and TCS Jurong Pte Ltd, all of which are incorporated in Singapore for the purpose of providing dental services.

Note 2: Going Concern

These combined financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future.  As of December 31, 2014, the Group has incurred net losses of $193,869 since inception and has capital deficiency of  $675,778.

Management's plans include raising capital through the equity markets to fund operations and eventually, the generating profit through its business; however, there can be no assurance that the Group will be successful in such activities.  These combined financial statements do not include any adjustments relating to the recovery of the recorded assets or the classifications of the liabilities that might be necessary should the Group be unable to continue as a going concern.

Note 3: Summary of Significant Accounting Policies

Basis of Presentation

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") on the accrual basis of accounting.  All significant interGroup accounts and transactions have been eliminated in consolidation.

Functional Currency

The Group's functional currency is the Singapore Dollar.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from these estimates.

Cash and Cash Equivalents

 Cash and cash equivalents consists of cash and all highly liquid investments with a maturity of three months or less.

The Group maintains its cash accounts primarily with banks located in Singapore and they are all denominated in Singapore dollar.

Accounts Receivables

Accounts receivable consist primarily of receivables from provided services. Management determines the allowance for doubtful accounts based on customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. On a continuing basis, management analyzes delinquent receivables, and once these receivables are determined to be uncollectible, they are written off against an existing allowance account. As of December 31, 2014, the Group has determined that an allowance for doubtful accounts is not necessary as all accounts are considered fully collectible.

SMILE CENTRAL DENTAL GROUP
 NOTES TO THE COMBINED FINANCIAL STATEMENTS
 (in Singapore Dollars)

Property  and Equipment

Property, plant and equipment are stated at cost and are depreciated over their estimated useful lives using the straight-line method.  Expenditures for ordinary maintenance and repairs are charged to expense as incurred.  Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the account and any gain or loss is reflected in the statement of operations.

 Principal useful lives are as follows:

Computer	1 year
Dental Equipment	3 years
Furniture and Fittings	3 years
Office Equipment	3 years
Renovation	3 years

Impairment or Disposal of Long-Lived Assets

The Group evaluates its long-lived assets whenever significant events or changes in circumstances occur that indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted future net cash flows from the operations to which the assets relate, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the assets. If the carrying value is determined not to be recoverable from future operating cash flows, the asset is deemed impaired and an impairment loss is recognized equal to the amount by which the carrying amount exceeds the estimated fair value of the asset.  No such impairment was indicated at December 31, 2014.

Fair Value of Financial Instruments Estimates

 The Group’s financial instruments including accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The recorded value of the Group’s long-term debt approximates its fair value as it bears interest at a floating rate.

Concentrations of Credit Risk

Financial instruments that potentially subject the Group to a significant concentration of credit risk include cash, accounts receivable, revenue, and vendor concentrations. At times, the Group maintains deposits in federally insured financial institutions in excess of federally insured limits. Management monitors the credit rating and concentration of risk with these financial institutions on a continuing basis to mitigate risk.

Revenue Recognition

Revenues are recognized when services are rendered, amounts are reliably measurable, and collectability is assured.  Revenue is presented, net of goods and services tax, rebates and discounts.

Income Taxes

Current income tax liabilities for current and prior periods are recognized at the amounts expected to be paid to the tax authorities, using the tax rates (and tax laws) that have been enacted or substantially enacted by the balance sheet date.

Deferred income tax assets/liabilities are recognized for all deductible/taxable temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the combined financial statements except when the deferred income tax assets/liabilities arise from the initial recognition of an asset or liability in a transaction that is not a business combination and at the time of the transaction, affects neither accounting nor taxable profit or loss.

SMILE CENTRAL DENTAL GROUP
 NOTES TO THE COMBINED FINANCIAL STATEMENTS
 (in Singapore Dollars)

Deferred income tax asset is recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax assets and liabilities are measured at:
(i) the tax rates that are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled, based on tax rates (and tax laws) that have been enacted or substantially enacted by the balance sheet date; and
(ii) the tax consequence that would follow from the manner in which the Group expects, at the balance sheet date, to recover or settle the carrying amounts of its assets and liabilities.

Current and deferred income taxes are recognized as income or expenses in the combined statement of operations.

Recent Accounting Pronouncements

In May 2014 and again in August 2015, the Financial Accounting Standards Board issued amended accounting guidance on revenue recognition that will be applied to all contracts with customers. The objective of the new guidance is to improve comparability of revenue recognition practices across entities and to provide more useful information to users of financial statements through improved disclosure requirements. This guidance is effective for annual and interim periods beginning in 2019 (see below). Early adoption is permitted, but only beginning in 2018. The Group is currently assessing the impact of adoption on its financial statements.

Management has considered all recent accounting pronouncements issued. The Group's management believes that these other recent pronouncements will not have a material effect on the Group's financial statements.

Note 4: Property and Equipment

December 31, 2014
S$
Dental equipment	417,519
Renovation	318,263
Computer	23,698
Office equipment	8,185
Furniture and fittings	889
768,554
Less accumulated depreciation	(149,635)
618,919

Depreciation expense of approximately S$149,000 was recorded by the Group for the period ended December 31, 2014. Approximately $91,000 is included in the cost of services and approximately $58,000 is included in operating expenses on the Group’s combined statement of operations.

Note 5: Income Taxes

The Group accounts for income taxes in accordance with the provisions of FASB Accounting Standards Codification (“ASC”) 740, Accounting for Uncertainty in Income Taxes. The Group files income tax returns in Singapore and there are currently no federal income tax examinations underway. The Group’s tax year of 2014 and forward are subject to examination by federal taxing authorities for at least five years.

SMILE CENTRAL DENTAL GROUP
 NOTES TO THE COMBINED FINANCIAL STATEMENTS
 (in Singapore Dollars)

The Group accounts for income taxes using an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The provision for income taxes includes:

2014
S$
Taxes – current	-
Taxes – deferred	-
Income tax expenses	-

A reconciliation of income tax expense at the statutory rate to the Group’s actual income tax expense is shown below:

2014
S$
Computed at the statutory rate 17%	(32,958)
Net changes resulting from
Change in unrecognized deferred tax asset	32,958
Actual tax expense	-

Following are the details of DTA and its valuation allowance:

2014
Deferred tax assets	S$
Net operating loss carry forwards
Deferred tax asset before valuation allowance	32,958
Valuation allowance
Beginning balance	-
Changes during the period	(32,958)
(32,958)
Ending balance	-

The Group is yet to file its tax return with the Inland Revenue Authority of Singapore for the year of assessment 2014.

The related deferred tax benefit on the above unutilized tax losses has a full valuation allowance not recognized against it as there is no certainty of its realization. Management has evaluated tax positions in accordance with ASC 740 and has not identified any significant tax positions, other than those disclosed.

Note 6: Capital Leases

The Group leases dental equipment under non-cancellable capital lease arrangements. The terms of those capital leases vary from 3 to 5 years and annual interest rate vary from 3% to 7%.

SMILE CENTRAL DENTAL GROUP
 NOTES TO THE COMBINED FINANCIAL STATEMENTS
 (in Singapore Dollars)

As of December 31, 2014, the future minimum lease payments under finance leases are as follows:

S$
2015	142,133
2016	95,476
2017	20,040
2018	20,040
2019	6,680
284,369

Note 7: Commitments and Contingencies

During the normal course of business, the Group may be exposed to litigation.  When the Group becomes aware of potential litigation, it evaluates the merits of the case in accordance with ASC 450-20-50, Contingencies.  The Group evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome.  If the Group determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals.  As of December 31, 2014, the Group is not aware of any contingent liabilities that should be reflected in the combined financial statements.

The Group leases space for its dental clinics under non-cancelable operating leases. As of December 31, 2014, the future aggregate minimum lease payments under the non-cancellable operating leases were as follows:

S$
2015	378,000
2016	332,500
2017	85,000
795,500

Note 8: Related Parties Transactions

In support of the Group's efforts and cash requirements, it may rely on advances from related parties until such time that the Group can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by shareholders or directors. Amounts represent advances or amounts paid in satisfaction of liabilities. The advances were considered temporary in nature and were not formalized by a promissory note.

During January 20, 2014 (inception) to December 31, 2014, the Group's received net advances of $692,576 by the way of loans from various officers. As at December 31, 2014, the Group was obligated to its officers for unsecured, non-interest bearing demand loans with balances totaling $692,576.

Note 9: Subsequent Events

No subsequent events through the date the combined financial statements were available for issue.

700,000 Shares

Common Stock

Preliminary Prospectus

Through and including  [_____________], 2015 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                    , 2015

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be or have been paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and The OTC Markets OTCQB fee.

SEC registration fee	$71
OTCQB fee	12,500
Legal fees and expenses	50,000
Accounting fees and expenses	27,500
Custodian and transfer agent fees	500
Total	$90,571

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.
Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.
See also“Undertakings” set out in response to Item 17 herein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
Set forth below is information regarding the shares of common stock in the three years preceding the filing of this registration statement that were not registered under the Securities Act of 1933.
SHARE EXCHANGE AGREEMENT
On September 19, 2015 we entered into a Share Exchange Agreement with the three (3) owners of Smile Central Dental Group, whereby we agreed to issue 3 million shares of common stock in exchange for all of the issued and outstanding shares of capital stock of Smile Central Dental Group. The three (3) owners of Smile Central Dental Group as a result became the executive officers and directors of Medico International.
Medico issued the securities to three (3) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which we relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended (the “Act”), as the conditions of Regulation S were met, including but not limited to the following conditions:

•	Each of the parties receiving shares are residents and citizens of Singapore and were in Singapore at the time of the sale of the shares;
•
Each of the parties receiving shares agree to resell the shares only in accordance with Regulation S, pursuant to a registration under the Act, or pursuant to an available exemption from registration; and

•
The certificate representing the shares sold contain a legend that transfer of the shares is prohibited except in accordance with the provisions of Regulation S, pursuant to a registration under the Act, or pursuant to an available exemption from registration and the hold may engage in hedging transactions with regards to Medico’s common stock unless in compliance with the Act.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES
(a) Exhibits

Exhibit No.	Exhibit Description	Previously Filed	Filed Herewith	To be Filed by Amendment

3.1
Articles of Incorporation of the Registrant (currently in effect) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-208050) filed with the SEC on November 16, 2015).
*

3.2
Bylaws of the Registrant (currently in effect) (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-208050) filed with the SEC on November 16, 2015).
*

4.1	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-208050) filed with the SEC on November 16, 2015).	*

5.1	Opinion of Paul A. Krulisky, Esq.	*

10.1
Share Exchange Agreement dated September 19, 2015, by and among the Registrant, Multi Care PTE. Ltd. and Eminent Healthcare Pte. Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-208050) filed with the SEC on November 16, 2015).
*

23.1	Consent of Accell Audit & Compliance, PA, independent registered public accounting firm.		*

23.2	Consent of Paul A. Kruslisky, Esq. (consent contained in Exhibit 5.1 herein)	*

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes:

(1)
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.]]]]]

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned.

MEDICO INTERNATIONAL INC.

By:	/s/ Daniel Liew
Name:	Dr. Daniel Liew
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Dr. Daniel Liew	Chief Executive Officer (Principal Executive Officer) and Member of the Board of Directors	December 22 , 2015
Dr. Daniel Liew
/s/ Liew Min Hin	Chief Financial Officer (Principal Financial and Accounting Officer) and Member of the Board of Directors	December 22 , 2015

/s/ Dr. Madeliene Chew	Chief Operating Officer	December 22 , 2015
Dr. Madeliene Chew